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                                                                   Exhibit 12(a)



                            The Seagram Company Ltd.
                            and Subsidiary Companies
                Computation of Ratio of Earnings to Fixed Charges
                                   (millions)

                                                                            Five-Month
                                                Fiscal         Fiscal        Transition
                                              Year Ended     Year Ended     Period Ended          Fiscal Years Ended January 31,
         Description                         June 30, 1998  June 30, 1997   June 30,1996       1996           1995           1994
         -----------                         -------------  -------------   ------------       ----           ----           ----
Earnings before income taxes and
    minority interest(restated for
    discontinued operations)                    $ 1,566        $   788        $    29        $   287        $   311        $   365

Add (deduct):
Equity in net earnings of less than 50%
     owned affiliates                                 3            (28)            (4)           (20)          --             --

Dividends from less than 50% owned
     affiliates                                      10             12              9              4           --             --

Fixed charges                                       385            351            166            380            387            330

Interest capitalized, net of amortization            (2)            (2)            (4)            (2)            (1)          --
                                                -------        -------        -------        -------        -------       --------

Earnings available for fixed charges            $ 1,962        $ 1,121        $   196        $   649        $   697        $   695
                                                =======        =======        =======        =======        =======        ========


Fixed charges:

Interest expense                                $   318        $   285        $   136        $   338        $   363        $   307

Proportionate share of 50% owned
     companies fixed charges                         18             16              8              6           --             --

Portion of rent expense deemed to
     represent interest factor                       49             50             22             36             24             23
                                                -------        -------        -------        -------        -------       --------

Fixed charges                                   $   385        $   351        $   166        $   380        $   387        $   330
                                                =======        =======        =======        =======        =======       ========


Ratio of earnings to fixed charges                 5.10           3.19           1.18           1.71          1.80            2.11
                                                =======        =======        =======        =======        =======        =======